Exhibit 16.1

July 2, 2013

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

Rocap Marketing Inc.

Commissioners:

We have read the “CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE” Section of the Amendment No. 7 to the Registration Statement on Form S-1 dated July 2, 2013, of Rocap Marketing Inc. and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of Rocap Marketing Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity (deficit) and cash flows for the years then ended.

/s/Li and Company, PC

Li and Company, PC